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                                                                 EXHIBIT (e)(11)

                        RESTRICTED STOCK AWARD AGREEMENT
                     UNDER THE CYPRESS COMMUNICATIONS, INC.
                      2000 STOCK OPTION AND INCENTIVE PLAN


Name of Grantee:  W. Frank Blount
Number of Shares: 165,000
Purchase Price per Share:  $.001 per share
Grant Date:  February 16, 2001
Final Acceptance Date:  March 16, 2001


         Pursuant to the Cypress Communications, Inc. 2000 Stock Option and Incentive Plan (the "Plan") as amended through the date hereof, Cypress Communications, Inc, (the "Company") hereby grants a Restricted Stock Award (an "Award") to the Grantee named above. Upon acceptance of this Award, the Grantee shall receive the number of shares of Common Stock, par value $.001 per share (the "Stock") of the Company specified above, subject to the restrictions and conditions set forth herein and in the Plan.

         1. Acceptance of Award. The Grantee shall have no rights with respect to this Award unless he or she shall have accepted this Award prior to the close of business on the Final Acceptance Date specified above by (i) making payment to the Company by certified or bank check or other instrument acceptable to the Committee of the Purchase Price per Share, if any, times the number of shares to be accepted, and (ii) signing and delivering to the Company a copy of this Award Agreement. Upon acceptance of thin Award by the Grantee, the shares of Restricted Stock so accepted shall be issued and held by the Company's transfer agent in book entry form, and the Grantee's name shall be entered as the stockholder of record on the books of the Company. Thereupon, the Grantee shall have all the rights of a shareholder with respect to such shares, including voting and dividend rights, subject, however, to the restrictions and conditions specified in Paragraph 2 below.

         2.       Restrictions and Conditions.

                  (a) Any book entries for the shares of Restricted Stock granted herein shall bear the following legend:

                  THIS CERTIFICATE AND THE SHARES EVIDENCED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE COMPANY'S 2000 STOCK OPTION AND INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT, TO SUBSTANTIAL RESTRICTIONS ON TRANSFER, .AND TO RETURN TO THE ISSUER IN CERTAIN CIRCUMSTANCES, ALL AS SET FORTH IN THE PLAN AND SUCH AGREEMENT. A COPY OF THE PLAN AND SUCH AGREEMENT ARE ON FILE IN THE OFFICES OF THE CORPORATE SECRETARY OF THE ISSUER.


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                  (b)      Shares of Restricted Stock granted herein may not be
sold, assigned. transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to vesting.

                  (c) If the Grantee's employment with the Company and its Subsidiaries is voluntarily or involuntarily terminated for any reason prior to vesting of shares of Restricted Stock granted herein, the Company shall have the right to repurchase such shares from the Grantee or the Grantee's legal representative at their original purchase price. The Company must exercise such right of repurchase or forfeiture by written notice to the Grantee or the Grantee's legal representative not later than 90 days following; such termination of employment.

         3. Vesting of Restricted Stock. All of the Shares of Restricted Stock shall become fully vested, and the restrictions and conditions in Paragraph 2 of this Agreement shall lapse, on May 30, 2005 (the "Vesting Date"), so long as the Grantee remains an employee of the Company or Subsidiary on such Vesting Date. Subsequent to such Vesting Date, the shares of Stock on which all restrictions and conditions have lapsed shall no longer be deemed Restricted Stock.

         4.       Acceleration of Vesting in Special Circumstances.

                  (a) If on any date after the date of this Award and prior to the Vesting Date, the closing sales price of the Common Stock of Cypress Communications, Inc., as reported by the Nasdaq National Market (or if the Common Stock is listed on a national securities exchange, as reported by such exchange), exceeds Six and No/100 Dollars ($6.00) per share (the "Acceleration Price"), then one-half (1/2) of the Shares of Stock subject to this Award (i.e., 82,500 Shares) shall automatically become fully vested and no longer be deemed Restricted Stock, and any restrictions and conditions on such Shares of Stock shall be deemed waived by the Committee, and, in the case of Grantee's death, all such Shares may thereafter be exercised by the Grantee's legal representative or legatee in place of Grantee; provided, however, that the if the Company at any time or from time to time after the date hereof effects a subdivision of the outstanding Common Stock (by stock split, stock dividend, recapitalization or otherwise) or a combination the outstanding shares of Common Stock into a smaller number of shares (by reverse stock split, recapitalization or otherwise), the Acceleration Price shall be automatically adjusted by multiplying the Acceleration Price by a fraction, the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such subdivision or combination, and the denominator of which is the total number of shares of Common Stock issued and outstanding immediately after such subdivision or combination.

                  (b) Upon submission by Grantee to the Company's Board of Directors (the "Board") and approval by the Board of a Fully-Funded Business Plan, one-half (1/2) of the Shares of Stock subject to this Award (i.e., $82,500 Shares) shall automatically become fully vested and no longer be deemed Restricted Stock, and any restrictions and conditions on such Shares of Stock shall be deemed waived by the Committee and, in the case of Grantee's death, all such Shares may thereafter be exercised by the Grantee's legal representative or legatee in place of Grantee. For purposes of this Section 4(b), a "Fully-Funded Business Plan" means a written business plan or model for the Company by which Company operations become free


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cash flow positive without the influx of new or additional financing (excluding existing and/or committed financing) in the Board's sole discretion.

                  (c) Upon the occurrence of (i) a Change of Control of the Company (as defined in Section 15 of the Plan), (ii) termination of employment by reason of Grantee's death or Disability, (iii) termination of employment of the Grantee by the Company without Cause, or (iv) resignation of the Grantee for Good Reason, any restrictions and conditions on all shares of Stock subject to this Award shall be deemed waived by the Committee and all such shares shall automatically become fully vested and no longer be deemed Restricted Stock, and, in the case of Grantee's death, all such shares may thereafter be exercised by the Grantee's legal representative or legatee in place of Grantee.

                  (d)      For purposes hereof,

                           (i) the term "Disability" means that condition described in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended from time to time. In the event of a dispute, the determination of Disability will be made by the Company and will be supported by advice of a physician competent in the area to which such Disability relates.

                           (ii) the term "Cause" means (A) the willful and continued failure of the Grantee (other than any such failure resulting from incapacity or disability) to substantially perform the Grantee's normally required duties with the Company or a Subsidiary after notice by the Company to the Grantee of such failure; (B) any act of dishonesty, fraud, misappropriation, embezzlement or similar conduct against the Company or a Subsidiary, other than the occasional, customary and de minimis use of Company property for personal purposes;
         (C) commission of any act by the Grantee constituting a felony or any other crime involving moral turpitude; or (D) any material violation of the Company's policies and such violation has continued after written notice of such violation from the Company.

                           (iii) the term "Good Reason" means the voluntary termination of employment by Grantee following the occurrence of any of the following events: (A) a substantial adverse change, not consented to by Grantee, in the nature or scope of Grantee's responsibilities, authorities, powers, functions or duties from the responsibilities, authorities, powers, functions or duties exercised by Grantee on the date hereof; (B) an involuntary reduction in Grantee's annual base salary except for across-the-board salary reduction similarly affecting all or substantially all employees; or (C) the relocation of the Company's offices at which Grantee is principally employed or the relocation of the offices of Grantee's primary work group to a Location more than 30 miles from such offices, or the requirement by the Company for Grantee to be based anywhere other than the Company's offices at such location on an extended bases, except for required travel on the Company's business to an extent substantially consistent with Grantee's business travel obligations.

         5. Dividends. Dividends, if any, on shares of Restricted Stock shall be paid currently to the Grantee.


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         6.       Incorporation of Plan. Notwithstanding anything herein to the contrary, this Agreement shall be subject to and governed by all the terms and conditions of the Plan. Capitalized terms in this Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.

         7. Transferability. This Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

         8. Tax Withholding. The Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Committee for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. The Grantee may elect to have such minimum tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

         9. No Obligation to Continue Employment. Neither the Company nor any Subsidiary is obligated by or as a result of the Plan or this Agreement to continue the Grantee in employment and neither the Plan nor this Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate the employment of the Grantee at any time.

         10. Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

         11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applied without regard to conflict of law principles.

                                         CYPRESS COMMUNICATIONS, INC.



                                         By:     /s/ Robert W. McCarthy
                                            ------------------------------------

                                         Name:     Robert W. McCarthy
                                              ----------------------------------

                                         Title:  Executive Vice President
                                               ---------------------------------


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         The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.


Dated:         4/27/01                              /s/   W. Frank Blount
        -------------------                     --------------------------
                                                Grantee's Signature

                                                Grantee's name and address:

                                                   1040 Stovall Blvd.
                                                -----------------------------
                                                   Atlanta, Ga. 30319
                                                -----------------------------

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